UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2015

LendingClub Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36771	51-0605731
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

71 Stevenson St., Suite 300, San Francisco CA 94105	94105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 632.5600

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 8, 2015, the Board of Directors of LendingClub Corporation (the “Company”) granted Simon Williams an option to purchase 320,000 shares of the Company’s common stock under the Company’s 2014 Equity Incentive Plan at an exercise price of $23.16 per share, the closing price per share of the Company’s common stock on the grant date. The option becomes exercisable at a rate of 1/4th of the shares underlying the option on the first anniversary of the grant date and 1/16th of the shares underlying the option in quarterly installments thereafter, such that the option is fully vested on the fourth anniversary of the grant date, provided that Mr. Williams remains in continuous service as a director through that date. There are no related person transactions between Mr. Williams and the Company other than those that have been disclosed in this Current Report on Form 8-K.

Item 8.01 Other Events

Also on January 8, 2015, Mr. Williams was appointed to replace John C. (Hans) Morris as chair of the Company’s Audit Committee and was appointed to the Company’s Risk Committee. The Board of Directors has determined that Mr. Williams is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the New York Stock Exchange. John C. (Hans) Morris remains on the Audit Committee. Mary Meeker will no longer serve on the Company’s Audit Committee.

Following these changes to the Company’s Committees, as of January 8, 2015:

The members of the Company’s Audit Committee are Rebecca Lynn, John C. (Hans) Morris and Simon Williams (chair).

The members of the Company’s Compensation Committee are Daniel Ciporin, Jeffrey Crowe (chair), Rebecca Lynn and John J. Mack.

The members of the Company’s Nominating and Corporate Governance Committee are John J. Mack (chair), Mary Meeker and Lawrence Summers.

The members of the Company’s Risk Committee are Daniel Ciporin, John C. (Hans) Morris (chair), Lawrence Summers and Simon Williams.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LendingClub Corporation

January 13, 2015	By:	/s/ Carrie Dolan
Carrie Dolan
Chief Financial Officer
(duly authorized officer)